Exhibit 99.1

August 1, 2014

Dear Shareholders,

I wanted to take this opportunity to update you on various matters relating to Idle Media. As you may be aware, in December 2013 we took steps to terminate the filing requirements of our securities by filing a Form 15 as permitted by SEC Rules and Regulations. This process, commonly known as “going dark”, was undertaken and effected in order to allow management flexibility to concentrate on our business and to further develop the requisite infrastructure to transition from being a private company to a public company. We are aware that these efforts have resulted in limited communication with and delivery of information to you, our shareholders.

I'd like to make it clear that going forward, it is our intention to provide shareholders and prospective shareholders alike with current information relating to the company and its operations in a timely manner. We are also in the process of revising the way in which we respond to shareholder inquiries. We are currently reviewing options to effect changes to those procedures in order to provide more timely and uniform responses to shareholder questions.

On the business side, Idle has begun to return focus to the development of its current and upcoming properties, which has been difficult in the past as we dealt with our public company status transition. We have recently brought development of our DatPiff mobile applications in-house, and have been working to quickly iterate on the functionality of the MVP released earlier this year to the iTunes and Google Play stores. We feel this is the first step to revitalizing our brands both from the perspective of consumer awareness and financial performance.

We are hard at work on updates to our websites as well, many of which are intended to increase traffic and user retention, and thus revenue. Earlier this year, we entered into an exclusive agreement, worth a minimum of $840,000 in the first year, with Woven Digital that would see them get first rights to our premium ad inventory. Together, we are exploring and developing ways of further increasing that number via creative new advertising methods and acquisition of new clientele.

We remain excited about our business and prospects and intend to significantly increase visibility and transparency for our shareholders and the public as we move forward.

With best regards,

Marcus Frasier, CEO